Exhibit 10.8

723086
Page: 1 of 3
11/28/2011 10:26 AP
WILLIAMS COUNTY, ND	OGL $16.00

PRODUCERS 88-PAID UP
Rev. 5-80, No. 2

OIL AND GAS LEASE

AGREEMENT, Made and entered into the 19th Day of December 2011, by and between
Diane C. Geving, a married woman dealing in her sole and separate property, and as an Heir of Lenard A. Flaten, deceased, whose post office address is 3206 Russell Road, Centralia Washington, 98531,

Party of the first part, hereinafter called Lessor (whether one or more), and

Northland Natural Resources. LLC..
98 Wadsworth Blvd., #127-118,
Lakewood, CO 80226-1553

Party of the second part, hereinafter called Lessee.

WITNESSETH, That the Lessor, for and in considerationof Ten and more ($10.00+) DOLLARS cash in hand paid, the receipt of which is hereby acknowledged, and the covenants and agreements hereinafter contained, has granted, demised, leased and let, and by these presents does grant, demise, lease and let exclusively unto the said Lessee, the land hereinafter described, with the exclusive right for the purpose of mining exploring by geophysical and other methods, and operating for and producing therefrom oil and all gas of whatsoever nature or kind, specifically induding coalbed methane and any and all substances produced in association therewith from coal-bearing formations, with rights of way and easements for laying pipe lines, and erection of structures thereon to produce, save and take care of said products, all that certain tract of land situated in the County of Williams, State of North Dakota, described as follows, to-wit:

Township 158 North, Ranee 97 West
Section 19: Lots 1(37.20), 2(37.30), 3(37.38), 4(37.48), E2W2

Township 158 North, Range 98 West
Section 13: SE
Section 24: NE, E2SE

Together with any reversionary rights therein, and together with all strips, or parcels of land, (not, however, to be construed to include parcels comprising a regular @acre legal subdivision or lot of approximately corresponding size) adjoining or contiguous to the above described land and owned or claimed by Lessor and containing 709.36 acres, more or less.

1. It is agreed that this lease shall remain in force for a term of Thme (3) years from this date and as long thereafter as oil or gas of whatsoever nature or kind is produced from said leased premises or on acreage pooled therewith, or drilling operations are continued as hereinafter provided. If, at the expiration ofthe primary term of this lease, oil or gas is not being produced on the leased premises or on acreage pooled therewith but Lessee is then engaged in drilling or reworking operations thereon, then this lease shall continue in force so long as operations are being continuously prosecuted on the leased premises or on acreage pooled therewith and operations shall be considered to be continuously prosecuted if not more than ninety (90) days shall elapse between the completion or abandonment of one well and the beginning of operations for the drilling of a subsequent well. If after discovery of oil or gas on said land or on acreage pooled therewith, the production thereof should cease from any cause after the primary term, this lease shall not terminate if Lessee commences additional drilling or reworking operations within ninety (90) days from date of cessation of production or from date of completion of dry hole. If oil or gas shall be discovered and produced as a result of such operatiins at or after the expiration of the primary term of this lease, this lease shall continue in force so long as oil or gas is produced from the leased premises or on acreage pooled therewith.

2. This is a PAID-UP LEASE. In consideration of the down cash payment, Lessor agrees that Lessee shall not be obligated, except as otherwise provided herein to commence or continue any operations during the primary term. Lessee may at any time or times during or after the primary term surrender this lease as to all or any portion of said land and as to any strata or stratum by delivering to Lessor or by filing for record a release or releases, and be relieved of all obligation thereafter accruing as to the acreage surrendered.

3. In consideration of the premises the said Lessee covenants and agrees:

Ist. To deliver to the credit of Lessor, free of cost, in the pipe line to which Lessee may connect wells on said land, the equal One-Fifth (1/5th or 20%) part of all oil produced and saved from the leased premises.

2nd. To pay Lessor equal One-Fih (1/5th or 20%) of the gross proceeds each year, payable quarterly, for the gas from each well where gas only is found, while the same is being used off the premises, and if used in the manufacture of gasoline a royalty of equal One-Fifth (1/5th or 20%), payable monthly at the prevailing market rate for gas,

3rd. To pay Lessor for gas produced from any oil well and used off the premises or in the manufacture of gasoline or any other product a royalty of equal One-Fifth (1/5th or 20%) of the proceeds, at the mouth of the well, payable monthly at the prevailing market rate.

4. Where gas From a well capable of producing gas is not sold or used, Lessee may pay or tender as royalty to the royalty owners One Dollar per year per net royalty acre retained hereunder, such payment or tender to be made on or before the anniversary date of this lease next ensuing after the expiration of 90 days from the date such well is shut in and thereafter on or before the anniversary date of this lease during the period such well is shut in. If such payment or tender is made, it will be considered that gas is being produced within the meaning of this lease.

723086
Page: 2 of 3
11/28/2011 10:26 AP
WILLIAMS COUNTY, ND	OGL $16.00

5. If said Lessor owns a less interest in the above described land than the entire and undivided fee simple estate therein, then the royalties (including any shut-in gas royalty) herein provided for shall be paid the Lessor only in the proportion which Lessor's interest bears to the whole and undivided fee.

6. Lessee shall have the right to use. free of cost, gas, oil and water produced on said land for Lessee'soperation thereon. except water from the wells of Lessor.

7.  When requested by Lessor, Lessee shall bury Lessee's pipeline below plow depth.

8.  No well shall be drilled nearer than 200 feet to the house or barn now on said premises without written consent of Lessor.

9.  Lessee shall pay for damages caused by Lessee'soperations to growing crops on said land.

10. Lessee shall have the right at any time to remove all machinery and fixtures placed on said premises, including the right to draw and remove casing.

11. The rights of Lessor and Lessee hereunder may be assigned in whole or part. No change in ownership of Lessor's interest (by assignment or otherwise) shall be binding on Lessee until Lessee has been furnished with notice, consisting of certified copies of all recorded instruments or documents and other information necessary to establish a complete chain of record tile from Lessor, and then only with respect to payments thereafter made. No other kind of notice, whether actual or constructive, shall be binding on Lessee. No present or future division of Lessor'sownership as to different portions or parcels of said land shall operate to enlarge the obligations or diminish the rights of Lessee, and all Lessee'soperations may be conducted without regard to any such division. If all or any part of this lease is assigned, no leasehold owner shall be liable for any act or omission of any other leasehold owner.

12. Lessee, at its option, is hereby given the right and power at any time and from time to time as a recurring right, either before or after production, as to all or any part of the land described herein and as to any one or more of the formations hereunder, to pool or unitize the leasehold estate and the mineral estate covered by this lease with other land, lease or leases in the immediate vicinity for the production of oil and gas, or separately for the production of either, when in Lessee'sjudgment it is necessary or advisable to do so, and irrespective of whether authority similar to this exists with respect to such other land, lease or leases. Likewise, units previously formed to include formations not producing oil or gas, may be reformed to exclude such non-producing formations. The forming or reforming of any unit shall be accomplished by Lessee executing and filing of record a declaration of such unitization or reformation, which declaration shall describe the unit. Any unit may include land upon which a well has theretofore been completed or upon which operations for drilling have theretofore been commenced. Production drilling or reworking operations or a well shut in for want of a market anywhere on a unit which includes all or a part of this lease shall be treated as if it were production, drilling or reworking operations or a well shut in for want of a market under this lease. In lieu of the royalties elsewhere herein specified, including shut-in gas royalties, Lessor shall receive on production from the unit so pooled royalties only on the portion of such production allocated to this lease; such allocation shall be that proportion of the unit production that the total number of surface acres covered by this lease and included in the unit bears to the total number of surface acres in such unit. In addition to the foregoing, Lessee shall have the right to unitize, pool, or combine all or any part of the above described lands as to one or more of the formations thereunder with other lands in the same general area by entering into a cooperative or unit plan of development or operation approved by any governmental authority and, from time to time, with like approval, to modify, change or terminate any such plan or agreement and, in such event, the terms, conditions and provisions of this lease shall be deemed modified to conform to the terms, conditions, and provisions of such approved cooperative or unit plan of development or operation and, particularly, all drilling and development requirements of this lease, express or implied, shall be satisfied by compliance with the drilling and development requirements of such plan or agreement, and this lease shall not terminate or expire during the life of such plan or agreement. In the event that said above described lands or any part thereof, shall hereafter be operated under any such cooperative or unit plan of development or operation whereby the production therefrom is allocated to different portions of the land covered by said plan, then the production allocated to any particular tract of land shall, for the purpose of computing the royalties to be paid hereunder to Lessor, be regarded as having been produced from the particular tract of land to which it is allocated and not to any other tract of land, and the royalty payments to be made hereunder to Lessor shall be based upon production only as so allocated. Lessor shall formally express Lessor's consentto any cooperative or unit plan of development or operation adopted by Lessee and approved by any governmental agency by executing the same upon request of Lessee.

13. All express or implied covenants of this lease shall be subject to all Federal and State Laws. Executive Orders, Rules or Regulations, and this lease shall not be terminated. in whole or in part, nor Lessee held liable in damages, for failure to comply therewith, if compliance is prevented by, or if such failure is the result of, any such Law, Order, Rule or Regulation.

14. Lessor hereby warrants and agrees to defend the title to the lands herein described, and agrees that the Lessee shall have the right at any time to redeem for Lessor, by payment, any mortgages, taxes or other liens on the above described lands, in the event of default of payment by Lessor and be subrogated to the rights of the holder thereof, and the undersigned Lessors, for themsetves and their heirs, successors and assigns, hereby surrender and release all right of dower and homestead in the premises described herein, insofar as said right of dower and homestead may in any way affect the purposes for which this lease is made. as recited herein.

15. Should any one or more of the parties hereinabove named as Lessor fail to execute this lease, it shall nevertheless be binding upon all such parties who do execute it as Lessor. The word 'Lessor," asused in this lease, shall mean any one or more or all of the parties who execute this lease as Lessor. All the provisions of this lease shall be binding on the heirs, successors and assigns of Lessor and Lessee.

16. Lessee is hereby given the option to extend the primary term of this lease for an additional two (2) years from the expiration of the original primary term hereof. This option may be exercised by Lessee at any time during the last year of the original primary by paying the sum of one thousand eight hundred and No1100 Dollars ($1,800.00) per net mineral acre to Lessor or to the credit of Lessor payable to Diane C. Geving, whose post office address is 3206 Russell Road, Centralia Washington, 98531. This payment shall be based upon the number of net mineral acres then covered by this lease and not at such time being maintained by other provisions hereof. This payment may be made by the check or draft of Lessee mailed or delivered to Lessor at any time during the last year of the original primary term hereof. If lessor should fail, liquidate or be succeeded by another lessor, or for any reason fail or refuse to accept payment, Lessee shall not be held in default for failure to make such payment until thirty (30) days after Lessor's deliveryto Lessee of a proper recordable instrument naming another bank as agent to receive such payment. If, at the time this payment is made, various parties are entitled to specific amounts according to Lessee's records,this payment may be divided between said parties and paid in the same proportion. Should this option be exercised as herein provided, it shall be considered for all purposes as though this lease originally provided for a primary term of five (5) years. In the event this lease is being maintained by any other lease provisions at the expiration of the primary term, Lessee shall have a period of thirty (30) days from the date this lease ceases to be so maintained within which to exercise this option.

17. Notwithstandinganything to the contrary, it is agreed that should Lessee exercise his option to pool or combine any portion of the land covered hereby with other lands, lease or leases as hereinbefore provided, then such operations and production on and in any such pooled unit as herein provided, shall continue this lease in force and effect during or after the primary term as to that portion of the lands covered by this lease, included in such unit or units as hereinabove provided, but not as to such portion of said lands covered by this lease and not included in any such unit 180 days after the expiration of the primary term of this lease upon the expiration of any extension or renewal, or after cessation of operations as provided herein, whichever occurs last. This lease maybe kept in force and effect as to such remainder in any manner elsewhere provided in this lease not inconsistent with this paragraph.

IN WITNESS WHEREOF, this instrument is executed as of the date first above written.

	County Recorder

Signature:		723086
		Page: 3 of 3
/s/ Diance C. Geving		11/28/2011 10:26 AP
	WILLIAMS COUNTY, ND	OGL $16.00
By: Diance C. Geving
	COUNTY RECORDER, WILLIAMS COUNTY, ND
	I certify that this instrument was filed and recorded Karl Evenson, County Recorder

	by Jerri Bemlipem Deputy 723086

ACKNOWLEDGEMENT
STATE OF WASHINGTON
COUNTY OF Lewis
BEFORE ME, the undersigned, a Notary Public, in and for said County and State, on this 15th day of November, 2011, Personally appeared Diane Geving, to me known to be the identical and foregoing instrument of writing and acknowledged to me that helshehhey duly executed the same as herhidtheir free and voluntary act and deed for the uses and purposes therein set forth. IN WITNESS WHEREOF, Ihave hereunto set my hand and affixed my notarial seal the day and year last above written.

Notary Public in and for the State and County above Written Conandea E. Salald

Seal